Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-158353
PROSPECTUS SUPPLEMENT NO. 1
3,750,000 Shares
Insulet Corporation
COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS
     This Prospectus Supplement supplements the Prospectus dated April 1, 2009 (the “Prospectus”) relating to the resale of up to 3,750,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), of Insulet Corporation (the “Company”) by certain stockholders of the Company, which Prospectus was filed as part of the Company’s Registration Statement on Form S-3 No. 333-158353.
     This Prospectus Supplement updates certain information contained in the “Selling Stockholders” section of the Prospectus in connection with the transfer from Deerfield Private Design Fund, L.P. to BTIG LLC of warrants to purchase 383,013 shares of Common Stock. This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.
     Our common stock is traded on the NASDAQ Capital Market under the symbol “PODD.” On October 28, 2010, the last reported sale price of our common stock was $15.85.
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IN CONNECTION WITH THE OFFERING MADE PURSUANT TO THE PROSPECTUS (AS SUPPLEMENTED HEREBY), AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES NOR ANY SALE OF SHARES OF COMMON STOCK COVERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT INFORMATION IN THE PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE THEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES DO NOT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is October 29, 2010.

     The following table amends the information set forth in the table in the “Selling Stockholders” section of the Prospectus in order to add the following information to such table with respect to BTIG LLC as of October 26, 2010, setting forth, to the Company’s knowledge, information about the stockholdings of BTIG LLC.

	Shares of	Shares of	Shares of	Percentage of
	Common Stock	Common Stock	Common Stock	All Common
	Beneficially	Being Offered	To be Beneficially	Stock to be
	Owned Prior to the	Pursuant to this	Owned After	Owned After
Selling Stockholder	Offering (1)(2)	Prospectus (2)	the Offering (3)	The Offering (3)

BTIG LLC	383,013	383,013	—	—

(1)	Represents the number of shares of common stock that may be issued upon exercise of the warrants. For the purposes hereof, we assume the issuance of all such shares pursuant to a cash exercise. The actual number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for any stock split, stock dividend or similar transaction involving the common stock, and could be materially less or more than such number depending on factors which cannot be predicted by us at this time. The actual number of shares of common stock described in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act.

(2)	The terms of the warrants contain a blocker provision under which the holder thereof does not have the right to exercise such warrants to the extent that such exercise would result in beneficial ownership by the holder thereof, together with its affiliates, of more than 9.98% of the shares of common stock then issued and outstanding.

(3)	Assumes that the selling stockholder will sell all shares of common stock offered by it under this prospectus.
The selling stockholders identified in the Prospectus may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, some or all of their shares since the date on which the information in the table is presented.

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